EXHIBIT 12

Christen Lambert

Attorney at Law

3201 Edwards Mill Rd, Ste 141-557 — Raleigh, North Carolina 27612

Phone: 919-473-9130

Email: christen@christenlambertlaw.com

October 20, 2021

Stratus Capital Corp.

8480 East Orchard Road, Suite 1100

Greenwood Village, Colorado 80111

Re: Stratus Capital Corp.–Validity of Issuance of Shares of Series B Preferred 10% Cumulative Dividend Convertible Stock

Ladies and Gentlemen:

I have acted as special counsel to Stratus Capital Corp., a Delaware corporation (the “Company”), in connection with the Company’s Offering Statement on Form 1-A (the “Offering Statement”), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the “Act”), and Regulation A+ promulgated thereunder, of 1,500,000 shares of Series B Preferred 10% Cumulative Dividend Convertible Stock, par value $0.0001 per share (the “Series B Preferred Shares”).

In connection with rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth in this letter.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based upon and subject to the foregoing, I am of the opinion that upon issuance, Series B Preferred Shares will be validly issued and fully paid and nonassessable.

For the purposes of this opinion, I am assuming that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. I express no opinion herein as to any laws other than the Delaware General Corporation Laws.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Offering Statement. I also consent to the reference to my firm in the Offering Statement. I do not admit in providing such consent that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ Christen Lambert

Christen Lambert, Attorney at Law